Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Financial Statements as of and for the Quarter and Six Months ended June 30, 2007

Michigan Consolidated Gas Company
TABLE OF CONTENTS

Page
Consolidated Statement of Operations	1

Consolidated Statement of Financial Position	2

Consolidated Statement of Cash Flows	4

Consolidated Statement of Changes in Shareholder’s Equity and Comprehensive Income	5

Notes to Consolidated Financial Statements	6-14

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2007	2006	2007	2006

Operating Revenues	$305	$229	$1,166	$1,092

Operating Expenses
Cost of gas	158	88	771	712
Operation and maintenance	111	110	220	229
Depreciation and amortization	24	24	45	47
Taxes other than income	15	13	29	28
Asset (gains) and losses, net	—	3	3	3

	308	238	1,068	1,019

Operating Income (Loss)	(3)	(9)	98	73

Other (Income) and Deductions
Interest expense	12	15	27	32
Interest income	(5)	(2)	(7)	(4)
Other income	(2)	(2)	(5)	(4)
Other expenses	1	—	2	1

	6	11	17	25

Income (Loss) Before Income Taxes	(9)	(20)	81	48
Income Tax Provision (Benefit)	(2)	(7)	21	11

Net Income (Loss)	$(7)	$(13)	$60	$37

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions)	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts Receivable (less allowance for doubtful accounts of $101 and $96, respectively)
Customer	275	364
Other	76	101
Inventories
Gas	46	77
Material and supplies	18	17
Gas customer choice deferred asset	60	101
Other	32	37

	507	698

Investments	96	94

Property
Property, Plant and Equipment	3,485	3,391
Less accumulated depreciation	(1,580)	(1,539)

	1,905	1,852

Other Assets
Regulatory assets	374	362
Notes receivable	77	79
Prepaid benefit costs and due from affiliate	385	365
Other	15	20

	851	826

Total Assets	$3,359	$3,470

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions, Except Shares)	2007	2006

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	$305	$211
Dividends payable	13	13
Short-term borrowings	63	342
Current portion of long-term debt	75	30
Federal income, property and other taxes payable	12	14
Gas inventory equalization	145	—
Accrued gas cost recovery refund	3	81
Other	57	74

	673	765

Long-Term debt, (net of current portion)	640	715

Other Liabilities
Deferred income taxes	191	181
Regulatory liabilities	528	510
Accrued postretirement benefit costs	348	347
Other	188	196

	1,255	1,234

Commitments and Contingencies (Notes 4 and 5)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	10	10
Additional paid in capital	432	432
Retained earnings	350	315
Accumulated other comprehensive loss	(1)	(1)

	791	756

Total Liabilities and Shareholder’s Equity	$3,359	$3,470

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30
	2007	2006
(in Millions)

Operating Activities
Net income	$60	$37
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	45	47
Deferred income taxes and investment tax credit, net	2	(18)
Asset (gains) and losses, net	3	3
Changes in assets and liabilities:
Accounts receivable, net	115	294
Inventories	29	17
Postretirement obligation	2	(8)
Prepaid benefit costs and due from affiliate	(19)	(14)
Accrued gas cost recovery	(78)	115
Accounts payable	95	(111)
Gas inventory equalization	145	52
Federal income, property and other taxes payable	(1)	13
Other assets	44	4
Other liabilities	(14)	2

Net cash from operating activities	428	433

Investing Activities
Plant and equipment expenditures	(97)	(62)
Proceeds from sale of assets	1	—
Notes receivable from affiliate	1	1
Acquisitions, net of cash acquired	—	(1)

Net cash used for investing activities	(95)	(62)

Financing Activities
Redemption of long-term debt	(30)	(40)
Short-term borrowings, net	(279)	(312)
Dividends on common stock	(25)	(25)

Net cash used for financing activities	(334)	(377)

Net Decrease in Cash and Cash Equivalents	(1)	(6)
Cash and Cash Equivalents at Beginning of Period	1	7

Cash and Cash Equivalents at End of Period	$—	$1

Supplementary Cash Flow Information
Interest paid (excluding interest capitalized)	$30	$33
Income taxes paid	20	—
See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
AND COMPREHENSIVE INCOME (UNAUDITED)

					Accumulated
(Dollars in Millions,			Additional		Other
Shares in Thousands)	Common Stock		Paid in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance, December 31, 2006	10,300	$10	$432	$315	$(1)	$756

Net income	—	—	—	60	—	60
Dividends declared on common stock	—	—	—	(25)	—	(25)

Balance, June 30, 2007	10,300	$10	$432	$350	$(1)	$791

The following table displays other comprehensive income for the six-month periods ended June 30:

(in Millions)	2007	2006

Net income	$60	$37

Comprehensive income	$60	$37

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
NOTE 1 — GENERAL
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2006 Annual Report on Form 10-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require us to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.
The Consolidated Financial Statements are unaudited, but in our opinion include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2007.
References in this report to “we,” “us,” “our” or “Company” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Asset Retirement Obligations
We have conditional asset retirement obligations for gas pipeline retirement costs. To a lesser extent, we have conditional asset retirement obligations at certain service centers and compressor and gate stations. We recognize such obligations as liabilities at fair market value at the time the associated assets are placed in service. Fair value is measured using expected cash outflows discounted at our credit-adjusted risk-free rate.
Timing differences arise in the expense recognition of legal asset retirement costs that we are currently recovering in rates. We defer such differences under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation.
A reconciliation of the asset retirement obligations for the 2007 six-month period follows:

(in Millions)
Asset retirement obligations at January 1, 2007	$103
Accretion	3
Liabilities settled	(1)

Asset retirement obligations at June 30, 2007	$105

Retirement Benefits and Trusteed Assets
MichCon sponsors a defined benefit retirement plan for eligible MichCon represented employees. MichCon also participates in a defined benefit retirement plan sponsored by Detroit Edison for its nonrepresented employees, which is treated as a plan covering employees of various affiliates of DTE Energy from the affiliates’ perspective. We are allocated income or an expense each year as a result of our participation in the DTE Energy Company Retirement Plan. Income was approximately $8 million and $5 million for the three months ended June 30, 2007 and 2006, respectively, and was approximately $16 million and $12 million for the six months ended June 30, 2007 and 2006, respectively, and is not

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
reflected in the following table. During the second quarter of 2006, we recorded a $1 million pension cost associated with the initial stage of our Performance Excellence Process program.
In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of our negative pension expense. We recorded a $58 million regulatory liability as of June 30, 2007.
The components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits follow:

			Other Postretirement
(in Millions)	Pension Benefits		Benefits
Three Months Ended June 30	2007	2006	2007	2006

Service cost	$2	$1	$3	$3
Interest cost	4	4	7	7
Expected return on plan assets	(8)	(8)	(4)	(3)
Amortization of
Net loss	—	—	3	3
Prior service cost	1	1	—	—
Net transition liability	—	—	2	1

Net periodic benefit cost (credit)	$(1)	$(2)	$11	$11

			Other Postretirement
(in Millions)	Pension Benefits		Benefits
Six Months Ended June 30	2007	2006	2007	2006

Service cost	$4	$3	$7	$7
Interest cost	8	8	14	13
Expected return on plan assets	(16)	(15)	(7)	(5)
Amortization of
Net loss	1	—	5	5
Prior service cost	1	1	1	1
Net transition liability	—	—	3	2

Net periodic benefit cost (credit)	$(2)	$(3)	$23	$23

In 2006, we made cash contributions of $20 million to our postretirement benefit plans.
Income Taxes
Uncertain Tax Positions
We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48) on January 1, 2007. This interpretation prescribes a recognition threshold and a measurement attribute for the financial statement reporting of tax positions taken or expected to be taken on a tax return. As a result of the implementation of FIN 48, we recognized a $0.2 million increase in liabilities which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. The total amount of unrecognized tax benefits amounted to $0.2 million at January 1, 2007, all of which would favorably impact our effective tax rate if recognized. We had no

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
unrecognized tax benefits at June 30, 2007. The decline in unrecognized tax benefits during the six months ended June 30, 2007 was attributable to settlements with the Internal Revenue Service (IRS) for the 2002 and 2003 tax years.
We recognize interest and penalties pertaining to income taxes in interest expense and other expenses, respectively, on our Consolidated Statement of Operations. We had no accrued interest pertaining to income taxes and no accrued penalties at January 1, 2007 and June 30, 2007. We had no interest expense in relation to income tax for the three and six months ended June 30, 2007 and 2006.
Our U.S. federal income tax returns for years 2004 and subsequent years remain subject to examination by the IRS.
Michigan Business Tax
On July 12, 2007, the Michigan Business Tax (MBT) was enacted by the state of Michigan to replace the Michigan Single Business Tax (MSBT) effective January 1, 2008.
The MBT is comprised of the following:
•	An apportioned modified gross receipts tax of 0.8 percent; and

•	An apportioned business income tax of 4.95 percent.
The modified gross receipts base and business income base are apportioned to Michigan based on a single factor that is derived by dividing total revenue in Michigan by total revenue from all jurisdictions. The modified gross receipts tax base is defined as “gross receipts less purchases from other firms before apportionment.” The MBT will be accounted for as an income tax.
The MBT provides credits for Michigan business investment, compensation, and research and development.
Effective with the enactment of the MBT in the third quarter of 2007, we will record deferred income taxes for cumulative temporary differences between book and taxable income. We have not yet determined the amount, but expect to record a significant net deferred tax liability for these MBT cumulative temporary differences. We expect to recognize a regulatory asset for the cumulative MBT temporary differences at the date of enactment.
The MSBT is a value-added tax imposed on business income plus compensation paid, interest paid and depreciation. In addition, the MSBT allows for an investment tax credit. The MSBT tax rate is 1.9 percent. Since the MSBT is a value added tax rather than an income tax, we classified amounts associated with this tax on the Consolidated Statement of Operations under the caption, taxes other than income. MSBT amounted to $2 million and $2 million for the three months ended June 30, 2007 and 2006, respectively, while such taxes amounted to $4 million and $4 million for the six months ended June 30, 2007 and 2006, respectively.
We are currently assessing the effects of the MBT and have not yet determined its impact on our consolidated financial statements.

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
Stock-Based Compensation
Effective January 1, 2006, our parent company DTE Energy adopted SFAS No. 123(R), Share-Based Payment (SFAS 123(R), using the modified prospective transition method. We receive an allocation of costs associated with stock compensation and the related impact of cumulative accounting adjustments. Our allocation for the six months ended June 30, 2007 and 2006 for stock-based compensation expense was approximately $1 million and $1 million, respectively. The cumulative effect of the adoption of SFAS 123(R) was immaterial.
Gas in Inventory
Gas inventory is priced on a last-in, first-out (LIFO) basis. In anticipation that interim inventory reductions will be replaced prior to year end, the cost of gas of net withdrawals from inventory is recorded at the estimated average purchase rate for the calendar year. The excess of these charges over the weighted average cost of the LIFO pool is credited to the gas inventory equalization account. During interim periods when there are net injections to inventory, the equalization account is reversed.
Asset losses
Asset losses were $3 million in the six months of 2007 representing a disallowance of certain costs related to the acquisition of pipeline assets.
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
Fair Value Accounting
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently assessing the effects of this statement, and have not yet determined its impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair-value. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. An entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the effects of this statement, and have not yet determined its impact on our consolidated financial statements.

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
Accounting for Defined Benefit Pension and Other Postretirement Plans
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 requires companies to (1) recognize the overfunded or underfunded status of defined benefit pension and defined benefit other postretirement plans in its financial statements, (2) recognize as a component of other comprehensive income, net of tax, the actuarial gains or losses and the prior service costs or credits that arise during the period but are not immediately recognized as components of net periodic benefit cost, (3) recognize adjustments to other comprehensive income when the actuarial gains or losses, prior service costs or credits, and transition assets or obligations are recognized as components of net periodic benefit cost, (4) measure postretirement benefit plan assets and plan obligations as of the date of the employer’s statement of financial position, and (5) disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service cost credits.
We adopted the requirement to recognize the funded status of a defined benefit pension or defined benefit other postretirement plan and the related disclosure requirements on December 31, 2006. We requested and received agreement from the MPSC to record the additional liability amounts on the balance sheet as a regulatory asset.
The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Statement provides two options for the transition to a fiscal year end measurement date. We have not yet determined which of the available transition measurement options we will use.
NOTE 3 — RESTRUCTURING
Performance Excellence Process
In mid-2005, we initiated a company-wide review of our operations called the Performance Excellence Process. We began a series of focused improvement initiatives and expect this process to continue into 2008.
We have incurred costs to achieve (CTA) for employee severance and other costs, consisting primarily of project management and consultant support. We cannot defer CTA costs at this time because a recovery mechanism has not been established.
Amounts expensed are recorded in the Operation and maintenance line on the Consolidated Statement of Operations. Expenses incurred for the three months ended June 30, 2007 and 2006 are as follows:

	Employee Severance Costs		Other Costs		Total Cost
(in Millions)	2007	2006	2007	2006	2007	2006

Costs incurred:	$—	$2	$1	$1	$1	$3

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
Expenses incurred for the six months ended June 30, 2007 and 2006 are as follows:

	Employee Severance Costs		Other Costs		Total Cost
(in Millions)	2007	2006	2007	2006	2007	2006

Costs incurred:	$2	$2	$1	$4	$3	$6

A liability for future CTA associated with the Performance Excellence Process has not been recognized because we have not met the recognition criteria of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
NOTE 4 — REGULATORY MATTERS
Regulation
We are subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of generating facilities and regulatory assets, conditions of service, accounting and operating-related matters.
Regulatory Accounting Treatment for Performance Excellence Process
In May 2006, we filed an application with the MPSC to allow deferral of costs associated with the implementation of the Performance Excellence Process, a company-wide cost-savings and performance improvement program. Implementation costs include project management, consultant support and employee severance expenses. We sought MPSC authorization to defer and amortize Performance Excellence Process implementation costs for accounting purposes to match the expected savings from the Performance Excellence Process program with the related CTA. We anticipate the Performance Excellence Process to continue into 2008. Our CTA is estimated to total between $55 million and $60 million. In September 2006, the MPSC issued an order approving a settlement agreement that allows commencing in 2006, to defer the incremental CTA. Further, the order provides for us to amortize the CTA deferrals over a ten-year period beginning with the year subsequent to the year the CTA was deferred. However, we cannot defer CTA costs at this time because a recovery mechanism has not been established.
Uncollectible Expense True-Up Mechanism (UETM) and Report of Safety and Training-Related Expenditures
2005 UETM — In March 2006, MichCon filed an application with the MPSC for approval of its uncollectible expense true-up mechanism for 2005. This is the first filing MichCon has made under the uncollectible true-up mechanism, which was approved by the MPSC in April 2005 as part of MichCon’s last general rate case. MichCon’s 2005 base rates included $37 million for anticipated uncollectible expenses. Actual 2005 uncollectible expenses totaled $60 million. The true-up mechanism allows MichCon to recover ninety percent of uncollectibles that exceeded the $37 million base. Under the formula prescribed by the MPSC, MichCon recorded an under-recovery of approximately $11 million for uncollectible expenses from May 2005 (when the mechanism took effect) through the end of 2005. In December 2006, the MPSC issued an order authorizing MichCon to implement the UETM monthly surcharge for service rendered on and after January 1, 2007.

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
As part of the March 2006 application with the MPSC, MichCon filed a review of its 2005 annual safety and training-related expenditures. MichCon reported that actual safety and training-related expenditures for the initial period exceeded the pro-rata amounts included in base rates and based on the under-recovered position, recommended no refund at this time. In the December 2006 order, the MPSC also approved MichCon’s 2005 safety and training report.
2006 UETM — In March 2007, MichCon filed an application with the MPSC for approval of its uncollectible expense true-up mechanism for 2006 requesting $33 million of under-recovery plus applicable carrying costs of $3 million. The March 2007 application included a report of MichCon’s 2006 annual safety and training — related expenditures, which shows a $2 million over-recovery. In August 2007, MichCon filed revised exhibits reflecting an agreement with the MPSC to net the $2 million over-recovery related to the 2006 safety and training related expenditures against the 2006 UETM under-recovery. An MPSC order in this case is expected by the end of 2007.
Gas Cost Recovery Proceedings
2005-2006 Plan Year — In December 2004, MichCon filed its 2005-2006 GCR plan case proposing a maximum GCR factor of $7.99 per Mcf. The plan includes quarterly contingent GCR factors. These contingent factors allow MichCon to increase the maximum GCR factor to compensate for increases in gas market prices, thereby reducing the possibility of a GCR under-recovery. In April 2005, the MPSC issued an order recognizing that Michigan law allows MichCon to self-implement its quarterly contingent factors. MichCon self-implemented quarterly contingent GCR factors of $8.54 per Mcf in July 2005 and $10.09 per Mcf in October 2005. In response to market price increases in the fall of 2005, MichCon filed a petition to reopen the record in the case during September 2005. MichCon proposed a revised maximum GCR factor of $13.10 per Mcf and a revised contingent factor matrix. In October 2005, the MPSC approved an increase in the GCR factor to a cap of $11.3851 per Mcf for the period November 2005 through March 2006. In June 2006, MichCon filed its GCR reconciliation for the 2005-2006 GCR year. The filing supported a total over-recovery, including interest through March 2006, of $13 million. MPSC Staff and other interveners filed testimony regarding the reconciliation in December 2006 in which they recommended disallowances related to MichCon’s implementation of its dollar cost averaging fixed price program and its use of fixed basis in contracting purchases. In January 2007, MichCon filed testimony rebutting these recommendations. The 2005-2006 GCR reconciliation case is still in the regulatory review and approval process, and the final resolution is uncertain. Based on available information, MichCon is unable to assess the range of a reasonably possible loss related to the proposed disallowances. An MPSC order is expected in 2007.
2006-2007 Plan Year — In June 2007, MichCon filed its GCR reconciliation for the 2006-2007 GCR year. The filing supported a total under-recovery, including interest through March 2007, of $18 million. An MPSC order in this case is expected in 2008.
2007-2008 Plan Year /Base Gas Sale Consolidated — In August 2006, MichCon filed an application with the MPSC requesting permission to sell base gas that would become accessible with storage facilities upgrades. MichCon’s estimated sale of this base gas would be worth $34 million. In December 2006, the administrative law judge in the case approved a motion made by the Residential Ratepayer Consortium to consolidate this case with MichCon’s 2007-2008 GCR plan case. In December 2006, MichCon filed its 2007-2008 GCR plan case proposing a maximum GCR factor of $8.49 per Mcf. In August 2007, a settlement agreement in this proceeding was reached by all intervening parties that provides for a sharing with customers of the proceeds from the sale of base gas. In addition, the agreement provides for a rate case filing moratorium until January 1, 2009, unless certain unanticipated changes occur that impact income by more than $5 million. The settlement is subject to and has not received MPSC approval.

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
Other
We are unable to predict the outcome of the regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 5 — LONG-TERM DEBT
Debt Retirements and Redemptions
In May 2007, we retired at maturity $30 million of First Mortgage Bonds bearing 7.21% interest.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. We own, or previously owned, 14 such former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, we are also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, we recognize a liability and a corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. During 2006, we spent approximately $2 million investigating and remediating these former MGP sites. In December 2006, we retained multiple environmental consultants to estimate the projected cost to remediate each MGP site. We accrued an additional $7 million in remediation liabilities associated with former MGP holders and additional cleanup cost, to increase the reserve balance to $39 million at December 31, 2006, with a corresponding increase in the regulatory asset. The reserve balance was $37 million at June 30, 2007.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, we anticipate the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on our results of operations.
Labor Contracts
There are several bargaining units for our represented employees. Approximately 970 of our represented employees are under contracts that expire in October 2007. The contracts of the remaining represented employees expire in 2008.
Purchase Commitments
As of June 30, 2007, we were party to numerous long-term purchase commitments relating to a variety of goods and services required for our business. These agreements primarily consist of long-term gas purchase and transportation agreements. We estimate that these commitments will be approximately $1.5

MICHIGAN CONSOLIDATED GAS COMPANY
Notes to Consolidated Financial statements (Unaudited)
billion from 2007 through 2051. We also estimate that 2007 capital expenditures will be approximately $215 million. We have made certain commitments in connection with expected capital expenditures.
Bankruptcies
We sell gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of our customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. We regularly review contingent matters relating to these customers and our sale contracts and we record provisions for amounts that we can estimate and are considered at risk of probable loss. We believe our previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on our financial statements.
Other
We are involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning matters arising in the ordinary course of business. These proceedings include certain contract disputes, environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that we can estimate and are considered probable of loss. The resolution of pending proceedings is not expected to have a material effect on our operations or financial statements in the periods they are resolved.
See Note 4 for a discussion of contingencies related to Regulatory Matters.